As filed with the Securities and Exchange Commission on January 15, 1998.


                                                      Registration No. 333-40599
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          SAVOIR TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    94-2414428
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)
                              --------------------
                            254 East Hacienda Avenue
                           Campbell, California 95008
                                 (408) 379-0177
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                 P. SCOTT MUNRO
                      Chief Executive Officer and President
                          SAVOIR TECHNOLOGY GROUP, INC.
                            254 East Hacienda Avenue
                           Campbell, California 95008
                                 (408) 379-0177
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:


      KATHARINE A. MARTIN                              MARC C. KRANTZ
         KENT E. SOULE                        KOHRMAN, JACKSON & KRANTZ P.L.L.
 PILLSBURY MADISON & SUTRO LLP                One Cleveland Center, 20th Floor
      2550 Hanover Street                           1375 East 9th Street
  Palo Alto, California 94304                       Cleveland, Ohio 44114
        (650) 233-4500                                 (216) 736-7204
                              --------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             On a delayed or continuous basis pursuant to Rule 415.
                              --------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              --------------------


                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                        PROPOSED           PROPOSED
                                                                        MAXIMUM             MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE         AMOUNT OF
        SECURITIES TO BE REGISTERED                REGISTERED           SECURITY        OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share......  4,440,105 shares(1)     $10.0625(1)       $44,678,557(1)      $13,539(1)
                                                 42,437 shares         $10.00(2)          $424,370(2)         $125.19
============================================================================================================================

(1) Pursuant to Rule 457, the filing fee with respect to these shares was calculated previously and paid in connection with the Registrant's initial filing on November 19, 1997.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices of the Company's Common Stock on the Nasdaq National Market on January 12, 1998.

                              --------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+    Information contained herein is subject to completion or amendment. A     +
+    registration statement relating to these securities has been filed        +
+    with the Securities and Exchange Commission. These securities may not     +
+    be sold nor may offers to buy be accepted prior to the time the           +
+    registration statement becomes effective. This prospectus shall not       +
+    constitute an offer to sell or the solicitation of an offer to buy nor    +
+    shall there be any sale of these securities in any State in which such    +
+    offer, solicitation or sale would be unlawful prior to registration or    +
+    qualification under the securities laws of any such State.                +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


               SUBJECT TO COMPLETION, DATED JANUARY 15, 1998


PROSPECTUS


                      4,482,542 SHARES OF COMMON STOCK


                                     OF

                       SAVOIR TECHNOLOGY GROUP, INC.


     This Prospectus relates to the resale from time to time of 4,482,542 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock") of Savoir Technology Group, Inc. (the "Company") held by certain securityholders of the Company (the "Selling Stockholders").

     The Shares being offered by the Selling Stockholders hereunder include (i) 2,242,500 shares of Common Stock issuable upon conversion (the "Conversion Shares") of the Company's Series A Preferred Stock (the "Series A Preferred Stock"); (ii) 1,121,250 shares of Common Stock issuable upon the exercise of warrants issued in connection with the Series A Preferred Stock; (iii) 112,125 shares of Common Stock issuable upon the exercise of warrants issued to the placement agents in connection with the private placement of the Series A Preferred Stock and the related Common Stock warrants; (iv) 46,667 shares of Common Stock issued upon payment of a regular quarterly dividend on the Series A Preferred Stock; (v) 500,000 shares of Common Stock issuable upon the exercise of warrants held by other securityholders of the Company; and (vi) 460,000 shares of Common Stock held by a stockholder of the Company. See "Risk Factors--Potential Volatility of Stock Price."


     The Shares may be offered by one or more of the Selling Stockholders from time to time in transactions (which may include block transactions) on any exchange or market on which such Shares are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses of registration of the Shares, but any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares. As of the date hereof, there are no special selling arrangements known to the Company between any broker-dealer or other person and any Selling Stockholder. See "Selling Stockholders" and "Plan of Distribution."


     The Common Stock is traded on the Nasdaq National Market under the symbol "SVTG." On January 14, 1998, the last reported sale price of the Common Stock reported on the Nasdaq National Market was $10.00 per share.


                              ---------------

          THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                              ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------

              The date of this Prospectus is __________, 1998.

                           AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, all of which may be obtained from the Commission in Washington, D.C., as described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Room 1034, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files electronically with the Commission certain reports, proxy statements and other information, and the Commission maintains a Web site on the Internet (WWW.SEC.GOV) that contains such reports, proxy statements and other information regarding the Company.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 0-11560, except where otherwise indicated) and are incorporated herein by reference: (i) Annual Report of the Company on Form 10-K, as amended, for the fiscal year ended December 31, 1996; (ii) Quarterly Reports of the Company on Form 10-Q, as amended, for the three months ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) Current Reports of the Company on Form 8-K (A) dated March 28, 1997, (B) dated June 4, 1997, as amended on June 19, 1997 and July 17, 1997, (C) dated July 16, 1997, (D) dated July 23, 1997, as amended on August 11, 1997 and August 14, 1997, (E) dated July 24, 1997, (F) dated August 29, 1997, (G) dated September 30, 1997, as amended on December 12, 1997, (H) dated October 10, 1997, (I) dated November 19, 1997, (J) dated November 21, 1997 and (K) dated November 22, 1997; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement on Form S-1 (Registration Statement No. 2-86846), including any amendments and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Savoir Technology Group, Inc., 254 East Hacienda Avenue, Campbell, California 95008, Attn: Secretary. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which the final investment decision must be made.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                            --------------------


                             TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information........................................................  2
Incorporation of Certain Documents by Reference..............................  2
The Company..................................................................  4
Risk Factors.................................................................  4
Use of Proceeds.............................................................. 10
Income Tax Considerations.................................................... 10
Selling Stockholders......................................................... 11
Plan of Distribution......................................................... 13
Legal Matters................................................................ 14
Experts...................................................................... 14

                                   THE COMPANY

     Savoir Technology Group, Inc. (the "Company") is a value-added distributor and reseller of commercial mid-range computer systems (file servers and workstations), peripheral equipment and a full range of storage products and software. The Company also integrates and configures personal computers, workstations and servers, as well as provides and remarkets installation and technical support services. The Company has its headquarters in Northern California's "Silicon Valley," and serves the entire United States with three distribution and integration centers and eight sales offices. The Company was incorporated in California in 1975, and changed its state of incorporation to Delaware in August 1997. Previously known as Western Micro Technology, Inc., the Company changed its name to Savoir Technology Group, Inc. in November 1997. The Company's principal executive office is located at 254 East Hacienda Avenue, Campbell, California 95008, and its telephone number is (408) 379-0177.


                                  RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE COMPANY'S PLANS AND EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED BELOW, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW UNDER "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF.

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OFFERED HEREBY.

INTEGRATION RISKS RELATING TO SMS ACQUISITION

     On September 30, 1997, the Company completed the acquisition of the systems distribution business ("SMS") of Star Management Services, Inc., which is now operated as a wholly-owned subsidiary of the Company, Business Partner Solutions, Inc. The Company's ability to achieve the anticipated benefits of the SMS acquisition depends in part upon whether the integration of the businesses of the Company and SMS is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two businesses requires, among other things, integration of the Company's and SMS's respective management and sales personnel, coordination of their sales and marketing efforts, conversion of SMS's computer system (including inventory, order entry and financial reporting) to the Company's system, and integration of the businesses' products and physical facilities. Among other things, substantially all of the Company's sales and marketing operations for International Business Machines Corporation ("IBM") products are being relocated to SMS's current facilities in San Antonio, Texas and are to be managed primarily by former SMS personnel. There can be no assurance that such coordination and integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations will require the dedication of management resources which may temporarily divert attention away from the day-to-day business of the combined company. The inability of management to integrate the operations of the two businesses successfully could have a material adverse effect on the business and the results of operations of the Company. In addition, as commonly occurs with mergers and acquisitions of companies in the technology sector, during the integration phase, aggressive competitors may undertake to attract customers and to recruit key employees through various incentives. There can be no assurance that the SMS acquisition will not materially and adversely affect the selling patterns of manufacturers and the buying patterns of present and potential customers of the Company and SMS.

INDUSTRY CONSOLIDATION; ABILITY TO MAINTAIN MOST FAVORABLE VOLUME DISCOUNT
STATUS

     The systems distribution industry is currently experiencing a consolidation of distributors, which has resulted in the mergers of certain of the Company's major competitors. To the extent that any increased sales volumes resulting from these mergers relate to the products of IBM, these mergers may result in raising the sales volume threshold required to maintain most favorable volume discount status with IBM. In furtherance of its business strategy, and in order to maintain most favorable volume discount status with IBM, the Company has recently completed several acquisitions and is actively engaged in an ongoing search for additional acquisitions. The Company intends to continue to seek additional acquisitions of service-oriented and other businesses that are complementary to the Company's business in order to strengthen the Company's business and market position. The Company is also assessing equity investments in related businesses for similar purposes. However, there can be no assurance that the Company will be successful in completing any future acquisitions or in making any such equity investments. The failure by the Company to complete other acquisitions, or to otherwise increase its sales volume through internal growth, could result in the Company's inability to maintain most favorable volume discount status with IBM, which would, in turn, have a material adverse effect on the Company's relationship with IBM, its business, financial condition and results of operations.

SUPPLIER CONCENTRATION AND DEPENDENCE UPON IBM

     During the year ended December 31, 1996 and the nine months ended September 30, 1997, approximately 50% of the Company's net sales was generated from the sale of products purchased from IBM. On a pro forma basis giving effect to the SMS acquisition, approximately 70% of the Company's net sales was generated from the sale of IBM products during these periods. The Company's business, financial condition and results of operations are dependent upon the Company's relationship with IBM and upon the market for IBM products. Any disruption or change in the Company's relationship with IBM or in the manner in which IBM distributes its products, the failure of IBM to develop new products which are accepted by the Company's customers or the failure by the Company to maintain sufficient sales volumes of certain IBM products to maintain most favorable volume discount status, would have a material adverse effect upon the Company's business, financial condition and results of operations.

     The balance of the Company's net sales is derived from products of a relatively limited number of other suppliers, with approximately 25% derived from systems products manufactured by Data General Corporation, NCR Corporation, and Unisys Corporation. On a pro forma basis giving effect to the SMS acquisition, approximately 15% of the Company's net sales are derived from systems products by these three companies. The loss of a major supplier or the interruption of certain supplier relationships, the inability of any of these suppliers to successfully develop, manufacture or sell new products, and any decrease in the sales or market acceptance of these suppliers' products, could materially and adversely affect the Company's business, financial condition and results of operations.

UNCERTAINTY OF FUTURE ACQUISITIONS AND EXPANSION

     Acquisitions have played an important role in the implementation of the Company's business strategy and the Company believes that additional acquisitions are important to the Company's growth, development and continued ability to compete effectively in the marketplace. Prior acquisitions and investments have placed substantial demands on the Company's management and financial resources. The integration of the acquired companies' operations have on occasion been slower, more complex and more costly than originally anticipated. There can be no assurance that the combined companies will realize the full cost savings or revenue enhancements the Company expects to realize as a result of the recent acquisitions and the consolidation of certain of the operations of the acquired companies, or that such savings or enhancements will be realized at the points in time currently anticipated. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. The Company will encounter similar uncertainties and risks with respect to any future acquisitions and investments it may make.

     The Company evaluates potential acquisitions and investments on an ongoing basis. No assurance can be given as to the Company's ability to compete successfully at favorable prices for available acquisition or investment candidates or to complete future acquisitions and investments, or as to the financial effect on the Company of any acquired businesses or equity investments. Future acquisitions and investments by the Company may involve significant cash expenditures and may result in increased indebtedness and interest and amortization expense and/or decreased operating income, any of which could have a material adverse effect on the Company's future operating results. If businesses are acquired through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced and stockholders may experience additional dilution. Should the Company be unable to implement successfully its acquisition and investment strategy, its business, financial condition and results of operations could be materially and adversely affected.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

     Since the sale of its semiconductor business in July 1995, the Company has experienced significant growth in the number of its employees and in the scope of its operating and financial systems, resulting in increased responsibilities for the Company's management. In addition, the SMS acquisition has increased the Company's employee base by approximately 140 persons, to approximately 335 employees. To manage future growth effectively, the Company will need to continue to improve its operational, financial and management information systems, procedures and controls, and expand, train, motivate, retain and manage its employee base. There can be no assurance that the Company will be able to manage its growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's future success depends in part on the continued service of its key sales, marketing and executive personnel, and its ability to identify and hire additional personnel. As a result of the SMS acquisition, sales of the Company's IBM product line are being managed primarily by personnel previously employed by SMS, and the Company's future success with respect to such sales will depend on the continued service and competent performance of such personnel. Competition for qualified sales, marketing and executive personnel is intense and there can be no assurance that the Company can retain and recruit adequate personnel to operate its business. The loss of key personnel could have a material adverse effect on the Company's business and operating results. The Company maintains life insurance on P. Scott Munro, President and Chief Executive Officer, in the amount of $7,850,000, and C. Joseph Mertens II, President of the Company's Business Partner Solutions subsidiary, in the amount of $10,000,000. The Company is contractually obligated to apply any proceeds of these policies first to repay any amounts outstanding under the Company's notes (the "Notes") issued pursuant to the note purchase agreement dated September 30, 1997 with Robert Fleming, Inc. and Canpartners Investments IV, LLC (the "Note Agreement"), which had an outstanding amount due of $15,700,000 as of September 30, 1997.

SUBSTANTIAL COMPETITION

     The Company competes with national, regional, and local distributors, such as Dickens Data Systems, Inc., Gates/Arrow Commercial Systems, a division of Arrow Electronics, Inc., Hamilton Hall-Mark Computer Products, a subsidiary of Avnet, Inc., SupportNet, Inc. and, in some limited circumstances, its own vendors. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of which have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base than the Company. Accordingly, such competitors or future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company. Competitors which are larger than the Company may be able to obtain pricing and terms from vendors that are more favorable than the pricing and terms accorded to the Company. As a result, the Company may be at a disadvantage when competing with these larger companies.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING; POTENTIAL FUTURE DILUTION

     The Company's operations to date have required substantial amounts of capital and as a result the Company maintains a line of credit secured by substantially all of the Company's assets. In order to pursue the Company's expansion, acquisition and investment strategy, the Company will need to obtain additional financing. Although the Company believes it has sufficient funds, or alternate sources of funds, to carry on its business as presently conducted through 1998, the Company will need to raise additional amounts through public or private debt and/or equity financings in order to achieve the growth contemplated by the Company's business plan. There can be no assurance that additional financing of any type will be available on acceptable terms, or at all and failure to obtain such financing could have a material adverse effect upon the Company's business, financial condition and results of operations.

     If additional funds are raised by the Company in the future through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced and stockholders may experience additional dilution.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS

     The Company has substantial indebtedness. As of September 30, 1997, the Company had total indebtedness, including current maturities, of $121 million. The Company's high level of debt and debt service requirements has several important effects on its operations, including the following: (i) the Company has significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (ii) the Company's leveraged position increases its vulnerability to competitive pressures; (iii) the financial covenants and other restrictions contained in agreements relating to the Company's indebtedness require the Company to meet certain financial tests and restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends on, or repurchase, preferred or common stock; and (iv) funds available for working capital, capital expenditures, acquisitions and general corporate purposes are limited. Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Company's stock. In addition, certain of the Company's competitors currently operate on a less leveraged basis and may have greater operating and financing flexibility than the Company.

FLUCTUATIONS IN OPERATING RESULTS

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations from quarter to quarter and on an annual basis due to a variety of factors, including, without limitation, the cost and effect of acquisitions, the addition or loss of a key supplier or customer, price competition, changes in the mix of products sold through distribution channels and in the mix of products purchased by OEMs, and changes in the supply and demand for mid-range computer systems, peripheral equipment, software and related services. Operating results could also be adversely affected by general economic and other conditions affecting the timing of customer orders and capital spending, a downturn in the market for computers, and order cancellations or rescheduling. In addition, historically a substantial portion of the Company's sales have been made in the last few days of a quarter. Accordingly, the Company's quarterly results of operations are difficult to predict and delays in the closings of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels and, to a greater degree, adversely affect profitability. The Company's future operating results are expected to fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition.

SEASONALITY

     While the Company's business is not generally affected by seasonal trends, its business is influenced by trends affecting its suppliers and customers. For example, the Company's largest vendor, IBM, sells approximately 40% of its products in the last calendar quarter, which in the future could have an effect on the Company's revenues from quarter to quarter. Due to the Company's recent significant growth through acquisitions, and IBM's recent prominence as a supplier to the Company, the Company has not yet experienced any material seasonal variations in its operating results, but such seasonal variations may occur in the future, and could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGES, PRICE REDUCTIONS AND INVENTORY RISK

     The market for products sold by the Company is extremely competitive and is characterized by declining selling prices over the life of a particular product and rapid technological changes. Since the Company acquires inventory in advance of product shipments, and because the markets for the Company's products are volatile and subject to rapid technological and price changes, there is a risk that the Company will forecast incorrectly and stock excessive or insufficient inventory of particular products. Although the Company has stock rotation rights and price protection with certain vendors permitting it to return discontinued products, or to receive price protection (should the vendor reduce the price of product that is already in the Company's inventory) in the form of cash refunds or credits for the purchase of additional product, if the Company is forced to sell its inventory for less than its targeted or traditional margins, it could have a material adverse effect upon the Company's financial condition and results of operations. The markets in which the Company competes currently are subject to intense price competition and the Company expects additional price and product competition as other companies enter these markets and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations.

LIMITATIONS UPON INCURRENCE OF ADDITIONAL INDEBTEDNESS

     The Company's credit facility with IBM Credit Corporation ("ICC") provides, among other things, favorable financing for the purchase of IBM products, and provides a limited amount of additional financing to carry the inventory of third-party products. The Company presently has no other facility for financing the purchase of products from third parties. The ICC credit facility enables the Company to borrow up to $75,000,000 (subject to meeting certain ratios and other tests). On September 30, 1997, the balance outstanding under this facility was $59,019,000, with additional availability of $8,701,673. While the ICC credit facility is adequate for the Company's present purchases of products of third-party vendors, if the Company increases the purchase of such products, it may need to obtain additional inventory financing, in which case it will need to obtain a modification, waiver or replacement of its credit facility agreement with ICC (which is presently secured by all of the assets of the Company, including all inventory purchased from third-party vendors). There can be no assurance that such additional or replacement financing will be available to the Company when needed or on acceptable terms, or that ICC will consent to modifying the current credit facility agreement in order to allow such alternate financing.

     The terms of the ICC credit facility and the Note Agreement each require that the Company obtain the consent of ICC and the holders of the Notes prior to incurring certain additional indebtedness, including any additional senior or subordinated debt. The Company can incur additional indebtedness without such consent through capital leases and general business commitments insofar as the terms thereof are commercially reasonable and consistent with prior business practices. The ICC credit facility and the Company's anticipated cash flow may not be sufficient to provide the necessary funding to achieve the growth contemplated by the Company's business plan. Accordingly, the Company may need to obtain the consent of ICC and the holders of the Notes prior to incurring any additional indebtedness. While the Company has no reason to believe that such consents will be withheld, there can be no assurance that the Company will obtain such consents. Failure to obtain such consents and/or to obtain an alternate credit facility or to refinance the Notes in order to allow the Company to incur additional indebtedness in an amount sufficient to achieve the growth contemplated by the Company's business plan could have a material adverse effect upon the Company's business, financial condition and results of operations.

REQUIREMENT OF CONSENT OF ICC AND HOLDERS OF NOTES TO PAY CASH DIVIDENDS

     The ICC credit facility requires that the Company obtain the consent of ICC prior to declaring or paying any cash dividend or making any redemption of any shares of any class of capital stock of the Company or prior to making any other cash distribution in respect thereof. The Note Agreement contains similar restrictions and requires a similar consent. The Company obtained such consents in connection with payment of the first quarterly dividend on the Series A Preferred Stock, to allow a cash payment in lieu of the issuance of fractional shares as part of a stock dividend, and will be required to obtain additional consents at the time of each future dividend which is to include a distribution of cash (dividends on the Series A Preferred Stock are payable quarterly, on the fifteenth day of January, April, July and October). Unless such consents are obtained, the Company will be unable to pay any cash dividends on the Series A Preferred Stock or the Common Stock or to redeem the Series A Preferred Stock for cash. Should the Company fail to pay dividends on the Company's Series A Preferred Stock when due, the holders thereof may initiate an action against the Company with respect thereto. Further, unless and until full cumulative dividends are paid on the Series A Preferred Stock, no dividend (other than stock dividends) may be paid on any shares of stock, such as the Company's Common Stock, which are junior to the Series A Preferred Stock as to payment of dividends. If the Company, in the absence of such consents, (i) pays a cash dividend or pays a stock dividend with a cash payment in lieu of issuance of fractional shares, (ii) makes any redemption of any shares of any class of its capital stock for cash, or (iii) makes any other cash distribution in respect of its capital stock, such actions may accelerate the Company's obligations under the ICC credit facility agreement and the Note Agreement, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, upon such acceleration, there can be no assurance that the Company will be able to secure alternate sources of financing. There can be no assurance that ICC and the holders of the Notes will consent to the future payment of cash dividends.

LIKELIHOOD OF NO CASH DIVIDENDS ON COMMON STOCK

     The Company's current business strategy includes an ongoing search for additional acquisitions of and equity investments in mid-range systems distributors, as well as additional internal growth. It is therefore unlikely that the Company will elect to pay cash dividends on its Common Stock in the foreseeable future.

EXTENSION OF CREDIT TO CUSTOMERS WITHOUT REQUIRING COLLATERAL

     The Company sells products to a broad geographic and demographic base of customers, extends trade credit, and generally does not require supporting collateral. To reduce credit risk, the Company performs ongoing credit evaluations of its customers, maintains an allowance for doubtful accounts and has credit insurance. Both historically and on a pro forma basis after giving effect to the SMS acquisition, no single customer accounted for more than 10% of the outstanding accounts receivable balance at December 31, 1996 and September 30, 1997. Should the Company's customers increase the rate at which they default on payments due to the Company, and should the Company be unable to collect such amounts, it could have a material adverse effect upon the Company's business, financial condition and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's results of operations, announcements of technological innovations, introduction of new products or services by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the networking and other technology industries, changes in or failure by the Company to meet securities analysts' expectations, general market conditions and other factors. It is likely that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of the stock of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares.


                            INCOME TAX CONSIDERATIONS

     Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information as of January 15, 1998 regarding the beneficial ownership of Common Stock by each of the Selling Stockholders and the Shares offered hereby by such Selling Stockholders.

                                               Shares Beneficially Owned                          Shares Beneficially Owned
                                                 Prior to Offering(1)           Number of             After Offering(1)
                                               -------------------------      Shares Being        --------------------------
                                                 Number      Percent(2)          Offered            Number        Percent(2)
                                               ----------  -------------      ------------        ----------     -----------
Hymie Akst................................        3,649        *                  3,649               --             *
Joan F. Albrecht..........................        3,649        *                  3,649               --             *
Neil T. Anderson..........................       76,042       1.40%              76,042               --             *
Chaim I. Anfang...........................        3,649        *                  3,649               --             *
Argonaut Investors Fund Ltd...............        4,866        *                  4,866               --             *
Argonaut Partnership, L.P.................        8,516        *                  8,516               --             *
Astoria Capital Partners L.P..............      314,815       5.55              314,815               --             *
Ballina Trading Services Limited..........        7,603        *                  7,603               --             *
Daniel M. Bogard Revocable Trust..........        3,649        *                  3,649               --             *
Richard M. Brooks.........................        7,603        *                  7,603               --             *
Michael E. Bushey and Martha L. Bushey....        3,649        *                  3,649               --             *
Canpartners Investments IV, LLC...........      516,336       8.79              516,336               --             *
Central Fill Pharmacy, Inc................        6,387        *                  6,387               --             *
Brian M. Chait............................        3,649        *                  3,649               --             *
Phyllis J. Cohen..........................        4,561        *                  4,561               --             *
Commonwealth Life Ins. Co.
  (Teamsters - Cambden)...................      106,459       1.95              106,459               --             *
Irving Davies.............................        3,649        *                  3,649               --             *
Abraham Debbi.............................        7,603        *                  7,603               --             *
Jack Diener Living Trust..................        4,561        *                  4,561               --             *
Duck Partners, L.P........................       15,816        *                 15,816               --             *
Burton I. Epstein and Elaine G. Epstein...        2,433        *                  2,433               --             *
Fahnestock & Co. Inc......................       90,453       1.66               90,453               --             *
Dr. Edward R. Falkner Inc. Profit Sharing
  TR DTD 2-1970...........................        3,649        *                  3,649               --             *
S. Marcus Finkle..........................       30,416        *                 30,416               --             *
Gerstenhaber Investors L.P................        1,824        *                  1,824               --             *
Dennis A. Gleicher........................        2,433        *                  2,433               --             *
Gruber & McBaine International............       18,249        *                 18,249               --             *
Larry Horn................................       23,420        *                 23,420               --             *
J.M. Hull Associates, L.P.................       31,633        *                 31,633               --             *
Hull Overseas, Ltd........................       31,633        *                 31,633               --             *
IBM Credit Corporation....................      100,000       1.83              100,000               --             *
JMG Capital Partners L.P..................      115,583       2.11              115,583               --             *
KA Investments LDC........................       79,084       1.45               79,084               --             *
David J. Katz.............................        3,649        *                  3,649               --             *
Ivan Kaufman..............................       22,812        *                 22,812               --             *
Kodiak Opportunity, L.P...................       62,488       1.15               62,488               --             *
Kodiak Opportunity Offshore, Ltd..........       54,749       1.01               54,749               --             *
Marvin Kogod & Muriel Kogod...............        3,649        *                  3,649               --             *
Lagunitas Partners, L.P...................       57,791       1.07               57,791               --             *
Avy Lahav and Vered S. Lahav..............        3,649        *                  3,649               --             *
Janet Lehr................................        3,649        *                  3,649               --             *
Moshe Levy................................       69,958       1.29               69,958               --             *
Hanka Lew.................................       12,166        *                 12,166               --             *
Lew Lieberbaum & Co., Inc.................       21,672        *                 21,672               --             *
Sheldon Lieberbaum........................        7,603        *                  7,603               --             *
Richard A. Lippe..........................       30,416        *                 30,416               --             *
William Lippe.............................        7,603        *                  7,603               --             *
Marc Loveman, IRA.........................        3,649        *                  3,649               --             *
Michael G. Lucci..........................        3,649        *                  3,649               --             *
Arthur Luxenberg..........................       23,420        *                 23,420               --             *
Irwin Luxemberg and Michael Luxemberg.....        3,649        *                  3,649               --             *
MDA Financial, Inc........................        6,082        *                  6,082               --             *
Virginia Meade Trust......................        3,040        *                  3,040               --             *
Carlton Joseph Mertens II(3)..............      460,000       8.59              460,000               --             *
Beno Michel, M.D. Trust...................        3,649        *                  3,649               --             *
Microcap Partners, L.P....................       22,812        *                 22,812               --             *



                                       11






                                               Shares Beneficially Owned                          Shares Beneficially Owned
                                                 Prior to Offering(1)           Number of             After Offering(1)
                                               -------------------------      Shares Being        --------------------------
                                                 Number      Percent(2)          Offered            Number        Percent(2)
                                               ----------  -------------      ------------        ----------     -----------

Microcap Partners Limited Partnership
  (Astoria)...............................      156,647       2.84              156,647               --             *
Millennium Trading Co., LP................       39,541        *                 39,541               --             *
Gee Gee Morgan............................        3,040        *                  3,040               --             *
NAV LLC...................................       15,208        *                 15,208               --             *
James M. Persky...........................        3,040        *                  3,040               --             *
Pleiades Investment Partners, L.P.........       22,812        *                 22,812               --             *
Puck Trading Limited......................        7,603        *                  7,603               --             *
R Capital II, Ltd.........................       12,166        *                 12,166               --             *
R&J Trust Dtd 7-1-93......................        3,649        *                  3,649               --             *
Kenneth M. Reichle, Jr....................        6,082        *                  6,082               --             *
Gerald Richter IRA........................        2,433        *                  2,433               --             *
Robert Fleming Inc........................      435,731       7.52              435,731               --             *
Francine Rodin............................        3,040        *                  3,040               --             *
ROI Offshore Fund Ltd.....................       91,250       1.67               91,250               --             *
ROI Partners, L.P.........................      152,084       2.76              152,084               --             *
Robert Rosin..............................        3,649        *                  3,649               --             *
Corey K. Ruth.............................        3,649        *                  3,649               --             *
Jay Salomon and Bernice Salomon...........       15,208        *                 15,208               --             *
Esther Schachner TTEE U/A DTD: 11/2/95....        3,649        *                  3,649               --             *
Harry Schwartz............................        6,387        *                  6,387               --             *
Mark Schwartz IRA.........................        4,866        *                  4,866               --             *
Beverly Segal.............................        7,603        *                  7,603               --             *
Seneca Capital International Ltd..........      103,417       1.89              103,417               --             *
Seneca Capital L.P........................      155,126       2.81              155,126               --             *
E. Donald Shapiro.........................        7,603        *                  7,603               --             *
Sidelmar Partnership......................        3,649        *                  3,649               --             *
Irwin Simon...............................        3,649        *                  3,649               --             *
SoundShore Partners L.P...................       15,208        *                 15,208               --             *
Strome Hedgecap Limited...................       47,561        *                 47,561               --             *
Strome Offshore Limited...................      192,921       3.48              192,921               --             *
Strome Partners, L.P......................      157,845       2.86              157,845               --             *
Strome, Susskind Hedgecap Fund, L.P.......      190,253       3.43              190,253               --             *
Bruce Toll................................       15,208        *                 15,208               --             *
Triton Capital Investments Ltd............       57,791       1.07               57,791               --             *
Wesley T. Wood............................        3,649        *                  3,649               --             *

-------------


*       Less than 1%.

(1) Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders and from the Company's transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of Common Stock receivable upon conversion of Series A Preferred Stock or upon exercise of warrants that are currently exercisable or exercisable within 60 days of ___________
        ___, 1998 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2)     Based on 5,357,678 shares of Common Stock outstanding as of January 12,
        1998.


(3)     Mr. Mertens is a director of the Company, and is President of Business
        Partner Solutions, Inc., a wholly-owned subsidiary of the Company. The
        Company acquired Business Partner Solutions, Inc. (then named Star
        Management Services, Inc.) in September 1997. Prior to its acquisition,
        Mr. Mertens was Executive Vice President of Star Management Services,
        Inc.

        Because a Selling Stockholder may offer by this Prospectus all or some part of the Common Stock which he or she holds, no estimate can be given as of the date hereof as to the amount of Common Stock actually to be offered for sale by a Selling Stockholder or as to the amount of Common Stock that will be held by a Selling Stockholder upon the termination of such offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

        Sales of the Shares may be effected by or for the account of one or more of the Selling Stockholders from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by selling their Shares to or through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

        Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

        The Company has agreed to bear all expenses of registration of the Shares. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares. Under agreements entered into with the Company, the Selling Stockholders will be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        Certain matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California.


                                     EXPERTS

        The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The audited consolidated financial statements of Star Management Services, Inc., included in the Company's Current Report on Form 8-K dated September 30, 1997, and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. The Selling Stockholders will not share in the payment of any portion of these expenses. The table omits any applicable selling commissions or discounts, which are payable solely by the Selling Stockholders. All the amounts shown are estimates, except for the registration fee and the Nasdaq National Market listing fee.

Registration fee........................................   $        13,539.00
Nasdaq National Market listing fee......................            17,500.00
Printing expenses.......................................             1,000.00
Legal fees and expenses.................................            10,000.00
Accounting fees and expenses............................            20,000.00
Transfer agent and registrar fees.......................             1,000.00
Miscellaneous...........................................             1,000.00
                                                           ------------------
              Total.....................................   $        64,039.00
                                                           ==================


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's Certificate of Incorporation and Bylaws provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by law.

      As permitted by Sections 102 and 145 of the Delaware GCL, the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of such director's fiduciary duty, except for liability under
Section 174 of the Delaware GCL or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

     In addition, the Company has entered into separate indemnification agreements with its directors and officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The directors and officers of the Registrant have a policy of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of their being or having been directors or officers.

ITEM 16.  EXHIBITS

     Exhibit
     Number       Description of Document
     -------      -----------------------

     3.1(a) Certificate of Incorporation of the Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(i) to the Company's Current Report on Form 8-K dated July 23, 1997, and incorporated herein by this reference.

     3.1(b) Restated Certificate of Incorporation of Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(ii) to the Company's Current Report on Form 8-K/A dated July 23, 1997, filed on August 14, 1997, and incorporated herein by this reference.

     3.1(c) Certificate of Designation, Preferences and Rights of the Company's Series A Preferred Stock, filed as Exhibit 3.2 to the Company's Current Report on Form 8-K dated October 10, 1997, and incorporated herein by this reference.

     3.1(d) Certificate of Ownership and Merger dated as of November 21, 1997, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 21, 1997, and incorporated herein by this reference.

     3.2(a) Amended and Restated Bylaws of Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(ii) to the Company's Current Report on Form 8-K dated November 21, 1997, and incorporated herein by this reference.

      *5.1        Opinion of Pillsbury Madison & Sutro LLP.

     *23.1        Consent of Pillsbury Madison & Sutro LLP.

     *23.2        Consent of Coopers & Lybrand L.L.P. dated November 19, 1997.


     *23.3        Consent of Coopers & Lybrand L.L.P. dated January 9, 1998.

     *23.4        Consent of Arthur Andersen LLP.


     *24          Powers of Attorney.

       ----------------

       *  Previously filed.


ITEM 17.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Act;

                (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California on January 15, 1998.


                                           SAVOIR TECHNOLOGY GROUP, INC.



                                           By         /s/ P. SCOTT MUNRO*
                                             -----------------------------------
                                                        P. Scott Munro
                                                  President, Chief Executive
                                                     Officer and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                              Title                          Date
          ---------                              -----                          ----


      /s/ P. SCOTT MUNRO*         President, Chief Executive Officer      January 15, 1998
------------------------------     Secretary and Director (Principal
        P. Scott Munro                    Executive Officer)


      /s/ JAMES W. DORST          Chief Financial Officer (Principal      January 15, 1998
------------------------------     Financial and Accounting Officer)
        James W. Dorst


     /s/ ANGELO GUADAGNO*                      Director                   January 15, 1998
------------------------------
        Angelo Guadagno


    /s/ JAMES J. HEFFERNAN*                    Director                   January 15, 1998
------------------------------
      James J. Heffernan


/s/ CARLTON JOSEPH MERTENS II*                 Director                   January 15, 1998
------------------------------
   Carlton Joseph Mertens II


    /s/ K. WILLIAM SICKLER*                    Director                   January 15, 1998
------------------------------
      K. William Sickler


      /s/ J. LARRY SMART*                      Director                   January 15, 1998
------------------------------
        J. Larry Smart



*By      /s/ JAMES W. DORST
   ---------------------------
           James W. Dorst
          Attorney-in-Fact

                                  EXHIBIT INDEX


     Exhibit
     Number       Description of Document
     -------      -----------------------

     3.1(a) Certificate of Incorporation of the Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(i) to the Company's Current Report on Form 8-K dated July 23, 1997, and incorporated herein by this reference.

     3.1(b) Restated Certificate of Incorporation of Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(ii) to the Company's Current Report on Form 8-K/A dated July 23, 1997, and filed on August 14, 1997, and incorporated herein by this reference.

     3.1(c) Certificate of Designation, Preferences and Rights of the Company's Series A Preferred Stock, filed as Exhibit 3.2 to the Company's Current Report on Form 8-K dated October 10, 1997, and incorporated herein by this reference.

     3.1(d) Certificate of Ownership and Merger dated as of November 21, 1997, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 21, 1997, and incorporated herein by this reference.

     3.2(a) Amended and Restated Bylaws of Savoir Technology Group, Inc., a Delaware corporation, filed as Exhibit 3(ii) to the Company's Current Report on Form 8-K dated November 21, 1997, and incorporated herein by this reference.

     *5.1         Opinion of Pillsbury Madison & Sutro LLP.

    *23.1         Consent of Pillsbury Madison & Sutro LLP.


    *23.2         Consent of Coopers & Lybrand L.L.P. dated November 19, 1997.

    *23.3         Consent of Coopers & Lybrand L.L.P. dated January 9, 1998.


    *23.4         Consent of Arthur Andersen LLP.

    *24           Powers of Attorney.


      ----------------

      *  Previously filed.